Exhibit 99.1

Belk, Inc. Reports Operating

Results for Fiscal 2014

•	Total sales increase 2.1 percent, comparable store sales rise 2.9 percent

•	Online sales grow 42.5 percent

CHARLOTTE, N.C., April 9, 2014 – Belk, Inc., the nation’s largest family owned and operated fashion department store company, today announced operating results for the fiscal year ended February 1, 2014.

Tim Belk, chairman and chief executive officer of Belk, Inc., said, “Despite significant headwinds during the latter part of the year, we are pleased to report our fourth consecutive year of positive comparable store sales. Compared to recent years, fiscal 2014 was a challenging year with a shorter holiday selling season, and our earnings were impacted by additional expense associated with key strategic initiatives, such as expanded Omnichannel and eCommerce capabilities. We spent time last year testing ways to drive incremental sales through item locator and store fulfillment of digital orders, and we plan to expand those efforts this year.”

Net Sales

Net sales for the 52 weeks of fiscal 2014 totaled $4.04 billion, an increase of 2.1 percent, compared with net sales of $3.96 billion in the 53 weeks of fiscal 2013. On a comparable store basis, which included comparable 52-week periods this year and last, net sales for fiscal 2014 were up 2.9 percent.

Merchandise categories achieving the highest growth rate for the year include activewear; ladies contemporary, resort and bridge fashions; ladies suits; men’s better sportswear and clothing; and kids apparel and shoes.

The company’s online sales from belk.com increased 42.5 percent for fiscal 2014. Online sales positively affected the company’s comparable store sales by 1.5 percent for the period.

Net Income

Net income for the period totaled $158.5 million compared to $188.4 million in the prior year. The decrease was primarily the result of a lower margin rate and higher expenses associated with the company’s investments in strategic initiatives during the period, including the launch of a new information technology (IT) platform that included a new merchandising system and the replacement of much of the company’s previous IT infrastructure. Net income excluding non-comparable items totaled $161.0 million in fiscal 2014 compared to $185.5 million in the prior year period. A reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

Belk Dividend

The company’s board of directors declared a regular dividend of $.80 per share for stockholders of record on March 26, 2014.

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Belk Announces Stock Buyback

The board of directors announced approval of an offer to repurchase up to 2,080,000 shares of the company’s common stock at a price of $48.10 per share. The company expects to launch the repurchase offer on or about April 24, 2014.

Investments in Strategic Initiatives

Belk has planned investments totaling more than $700 million over a three-year period that began in fiscal 2014 for key strategic initiatives focused on:

•	A comprehensive Omnichannel initiative that will enable Belk to connect seamlessly with customers regardless of where they are, offer multiple ways to provide what they want, enhance their in-store shopping experience, and create more personalized customer interactions;

•	Creating compelling shopping environments and driving sales by investing in a flagship strategy, opening stores in existing and new markets, and expanding and remodeling existing stores and key merchandise departments;

•	Supply chain initiatives that align distribution capabilities to maximize sales and service;

•	Information technology that delivers new business capabilities for growth and profitability; and

•	Excelling in customer service.

New Stores, Store Expansions and Remodels

Belk invested nearly $88 million in store expansion and remodeling projects last year, including the opening of a new store in New Braunfels, Texas, and relocations of stores in Salisbury and Morganton, N.C. to new centers. Store expansions and remodels were completed in Flowood, Miss., Rock Hill, S.C., Morehead City, N.C., Paragould, Ark., Tifton, Ga., Stuttgart, Ark., Brunswick, Ga., and Mount Pleasant, S.C. (phase 1 – new men’s store). Stores completing remodels included Fredericksburg, Va., Gainesville, Fla., Monroe, La., Bainbridge, Ga., Danville, Va., Elizabeth City, N.C., Griffin, Ga., Natchez, Miss. and Greenville, Miss.

The company will open its first Texas flagship store at Galleria Dallas in Dallas, Texas, on April 9, 2014, and relocated its High Point, N.C. store to a new center at The Palladium at Deep River Shopping Center on March 12. A second new flagship store is scheduled to open in fall 2014 at Bridge Street Town Centre in Huntsville, Ala., along with a new store at Denham Springs/Livingston Parish, La. Other flagship store expansion and remodeling projects set for completion this fall include Greensboro, N.C. (Friendly Center), Mt. Pleasant, S.C. (phase 2 main store remodel) and Hoover, Ala. (Riverchase Galleria). Belk has also announced the openings of two new stores in 2015 in Bristol, Tenn. (The Pinnacle) and Jacksonville, Fla. (Marketplace at the Fountains), along with a major expansion and remodel of its flagship store in Columbia, S.C. (Columbiana Centre).

eCommerce Fulfillment Center Expansion

In December, Belk announced the expansion of its eCommerce fulfillment center operations in Union County, S.C., to support its growing online business. The company invested approximately $9 million to up fit additional space at the 500,000-square-foot Jonesville facility last year and plans to invest another $32 million this year to further increase the center’s capacity. Belk expects to add approximately 170 new jobs by the end of 2015 in addition to the 124 jobs announced last year. Belk opened the center in 2012.

Private Brand Launches

Belk introduced three new brands during the past fiscal year – MADE Cam Newton, a modern menswear line; CYNTHIA Cynthia Rowley, an exclusive line of apparel, shoes and accessories designed by acclaimed fashion designer Cynthia Rowley; and Chip & Pepper® California, an exclusive line by denim experts Chip & Pepper Foster featuring trend-setting, premium denim. This spring, the company launched Crown & Ivy, an updated ladies better sportswear line in all locations.

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Belk Investment in the Community

In addition to a focus on achieving business objectives, Belk maintains a rich legacy of giving back to the communities that have made its success possible. Each year, Belk gives 2.5 percent of its pretax income back to the communities it serves with a focus on education, breast cancer awareness and research, and community strengthening. In the fiscal year ended Feb. 1, 2014, the company and its associates, customers and vendors donated more than $20.9 million to those communities.

During fiscal 2014, in partnership with Charlotte Radiology and Foundation for the Carolinas, Belk announced a $6 million, multi-year investment in the Belk Gives on the Go Mobile Mammography Center. In 2014, the Center plans to visit more than 100 Southern cities, delivering breast cancer screenings and spreading awareness across the South. As of the fiscal 2014 year end, the Center had screened more than 4,500 women.

Modern. Southern. Music.

Belk has launched a year of celebrations and special events in 2014, including a Southern musician showcase competition and a concert sweepstakes, that will pay homage to pop country, Americana, blues, jazz and bluegrass music. Award winning actress Hayden Panettiere, best known for her roles in “Nashville” and “Heroes,” will serve as ambassador for the Belk brand during the campaign through ads, special appearances and promoting Belk via social media.

About Belk, Inc.

Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest family owned and operated department store company with 300 Belk stores located in 16 Southern states and a growing digital presence. Its belk.com website offers a wide assortment of national brands and private label fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. Founded in 1888 by William Henry Belk in Monroe, N.C., the company is in the third generation of Belk family leadership and has been committed to community involvement since its inception. In the fiscal year ended Feb. 1, 2014, the company and its associates, customers and vendors donated more than $20.9 million to communities within Belk market areas.

Belk offers many ways to connect via digital and social media, including Facebook, Pinterest, Twitter, YouTube, Google Plus and Belk Blog, and provides exclusive offers, fashion updates, sales notifications and coupons via email or mobile phone text messages. Customers can also download the latest Belk mobile apps for the iPad, iPhone or Android.

Important Information About The Tender Offer

The planned tender offer by Belk for its class A and class B common stock has not yet commenced. This press release constitutes neither an offer to buy nor the solicitation of an offer to sell shares of Belk. The solicitation and the offer to buy Belk’s common stock will only be made pursuant to an offer to purchase and related materials that Belk intends to file with the SEC and to mail to its stockholders. On commencement of the tender offer, which is expected to begin on or about April 24, 2014, Belk will mail to its stockholders free of charge an offer to purchase and related materials, and will file its offer to purchase with the SEC on Schedule TO. Stockholders are urged to read the offer to purchase and related materials carefully when they become available before making any investment decision with respect to the tender offer because they will contain important information, including the terms and conditions of the offer. Stockholders may obtain for free the offer to purchase and other filed documents at the SEC’s website (when they become available) at www.sec.gov. These documents may also be obtained for free (when they become available) in the “SEC Filings” section of Belk’s website at www.belk.com.

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NOTES:

To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items when evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.

Certain statements made in this news release may constitute forward-looking statements. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words.

Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the Internet, general economic conditions, and our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute growth strategies, anticipated benefits from our strategic initiatives to strengthen our merchandising and planning organizations, anticipated benefits from our belk.com website and our eCommerce fulfillment center, the expected benefits of new systems and technology, and the anticipated benefits under our Program Agreement with GE. These forward-looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements.

Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to: economic, political and business conditions, nationally and in our market areas, including rates of economic growth, interest rates, inflation or deflation, consumer credit availability, levels of consumer debt and bankruptcies, tax rates and policy, unemployment trends, a health pandemic, catastrophic events, potential acts of terrorism and threats of such acts and other matters that influence consumer confidence and spending; our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers; unseasonable and extreme weather conditions in our market areas; seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time; competition from other department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, Internet retailers, mail order retailers and off-price and discount stores, in the areas of price, merchandise mix, quality, style, service, convenience, credit availability and advertising; our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores and through online sales; variations in the amount of vendor allowances; our ability to successfully implement our new information technology platform that will impact our primary merchandising, planning and core financial process; our ability to successfully operate our website, and our fulfillment facilities and manage our social community engagement by providing a broader range of our information online, including current sales promotions and special events; our ability to manage multiple significant change initiatives simultaneously; our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors; and to deliver in a timely and cost-efficient manner; increases in the price of merchandise, raw materials, fuel and labor or their reduced availability; the income we receive from, and the timing of receipt of, payments from GE, the operator of our private label credit card business, which depends upon the amount of purchases made through the proprietary credit cards, changes in customers’ credit card use, and GE’s ability to extend credit to our customers; our ability to manage our expense structure; our ability to continue to open new stores, or to remodel or expand existing stores, including the availability of existing retail stores or store sites on acceptable terms and our ability to successfully execute our retailing concept in new markets and geographic regions; our ability to manage risks associated with owning and leasing real estate; the efficient and effective operation of our distribution network, and information systems to

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manage sales, distribution, merchandise planning and allocation functions; our ability to prevent a security breach that results in the unauthorized disclosure of company, employee or customer information; the effectiveness of third parties in managing our outsourced business; loss of key management or qualified employees or an inability to attract, retain and motivate additional highly skilled employees; changes in federal, state or local laws and regulations; and our ability to comply with debt covenants, which could adversely affect our capital resources, financial condition and liquidity.

Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

For a detailed description of the risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements, we refer you to the section captioned “Risk Factors” in our annual report on Form 10-K for the fiscal year ended February 2, 2013 that we filed with the SEC on April 17, 2013. Our other filings with the SEC may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge.

BELK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Fiscal Year Ended
	February 1,	February 2,
(millions)	2014	2013
Revenues	$4,038.1	$3,956.9
Cost of goods sold (including occupancy, distribution and buying expenses)	2,722.8	2,636.2
Selling, general and administrative expenses	1,023.3	985.3
Gain on sale of property and equipment	2.3	4.2
Asset impairment and exit costs	6.1	(0.3)

Operating income	288.2	339.9
Interest expense	(44.6)	(49.5)
Interest income	0.2	0.2
Loss on extinguishment of debt	—	(0.1)

Income before income taxes	243.8	290.5
Income tax expense	85.3	102.1

Net income	$158.5	$188.4

BELK, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND

NET INCOME EXCLUDING NON-COMPARABLE ITEMS

(unaudited)

	Fiscal Year Ended
(millions)	February 1, 2014	February 2, 2013
Net income	$158.5	$188.4
Gain on sale of property and equipment, net of income tax	(1.5)	(2.7)
Asset impairment and exit costs, net of income tax	4.0	(0.2)

Net income excluding non-comparable items	$161.0	$185.5